Exhibit 4.1

AMENDMENT NO. 1 TO STOCKHOLDER RIGHTS AGREEMENT

This Amendment No. 1 to Stockholder Rights Agreement (this “Amendment”) is made and entered into as of March 20, 2025, by and between Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”), and amends that certain Stockholder Rights Agreement, dated as of January 27, 2025 (the “Rights Agreement”), by and between the Company and the Rights Agent. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.

WHEREAS, the Board has determined it is advisable and in the best interests of the Company and its stockholders for the Company to enter into this Amendment;

WHEREAS, subject to certain limited exceptions, Section 27 of the Rights Agreement provides that the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, this Amendment is permitted by Section 27 of the Rights Agreement; and

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company that states this Amendment complies with the terms of Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement shall be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

Section 1. Amendment to Section 1. The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended by adding the following text as the final paragraph of such definition:

“Notwithstanding anything to the contrary in this Agreement, no Person, including, without limitation, QXO, Inc. (“QXO”), a Delaware corporation, and its Subsidiaries, Affiliates and Associates, shall be deemed an Acquiring Person by virtue of (i) the approval, execution, delivery, performance or announcement of, or the entry into, the Agreement and Plan of Merger by and among QXO, Queen MergerCo, Inc. and the Company, dated as of March 20, 2025 (as it may be amended from time to time, the “Merger Agreement”), (ii) the approval, execution, delivery, performance or announcement of, or the entry into, any other contract or instrument in connection with the Merger Agreement, (iii) their acquisition or their right to acquire, Beneficial Ownership of Shares (as defined in the Merger Agreement) as a result of their execution, delivery or performance of, or the entry into, the Merger Agreement or (iv) the commencement, announcement or consummation of the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement) or the other transactions contemplated in the Merger Agreement (the events in clauses (i), (ii), (iii) and (iv) being referred to as a “Permitted Event”).”

Section 2. Amendment to Section 1. The definition of “Beneficial Owner” in Section 1 of the Rights Agreement is hereby amended by adding the following as penultimate paragraph thereto:

“Notwithstanding anything in this Section 1 or this Agreement to the contrary, no Person, including, without limitation, QXO, and its Subsidiaries, Affiliates and Associates, either individually or together with any other Person, shall be deemed to be or become a “Beneficial Owner” of, or to “Beneficially Own” or have “Beneficial Ownership” of any securities by virtue of, or as a result of, any Permitted Event.”

Section 3. Amendment to Section 1. The definition of “Distribution Time” in Section 1 of the Rights Agreement is hereby amended by adding the following sentence thereto:

“For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, the Distribution Time shall not occur or be deemed to have occurred as a result of any Permitted Event.”

Section 4. Amendment to Section 1. The definition of “Flip-in Event” in Section 1 of the Rights Agreement is hereby amended by adding the following sentence thereto:

“For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, a Flip-in Event shall not occur or be deemed to have occurred as a result of any Permitted Event.”

Section 5. Amendment to Section 1. The definition of “Flip-Over Event” in Section 1 of the Rights Agreement is hereby amended by adding the following sentence thereto:

“For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, a Flip-over Event shall not occur or be deemed to have occurred as a result of any Permitted Event.”

Section 6. Amendment to Section 1. The definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement is hereby amended by adding the following as the last paragraph thereto:

“For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of any Permitted Event.”

Section 7. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and replaced in its entirety as follows:

“Subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including the restrictions on exercisability set forth in Section 7(c), Section 9(c), Section 11(a)(iii) and Section 23(a)) in whole or in part at any time after the Distribution Time upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the offices of the Rights Agent designated for such purpose, accompanied by a Signature Guarantee and such other documentation as the Rights Agent may reasonably request together with payment of the aggregate Exercise Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or Common Stock, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on January 26, 2026 (the “Final Expiration Time”), unless prior to such date stockholder approval has been obtained to extend the term of the Rights, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which such Rights are exchanged pursuant to Section 24, (iv) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13(f), and (v) immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur (the earliest of (i), (ii), (iii), (iv) and (v) being herein referred to as the “Expiration Time”), at which time, the Rights are automatically terminated without further action by the Company or the Rights Agent.

Except for those provisions herein that expressly survive the termination of this Agreement, this Agreement shall terminate at such time as the Rights are terminated or no longer exercisable hereunder.”

Section 8. Remaining Terms; Controlling Agreement. All other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect. From and after the execution and delivery of this Amendment, any references to the Rights Agreement in the Rights Agreement and other agreements or instruments shall be deemed to refer to the Rights Agreement as amended pursuant to this Amendment. In the event of any conflict between the terms of this Amendment and the Rights Agreement, this Amendment shall control.

Section 9. Termination. Notwithstanding anything to the contrary set forth herein, this Amendment shall terminate and be of no further force or effect upon the earlier of (i) March 20, 2025 if the Merger Agreement has not been executed and delivered by the parties thereto on such date, and (ii) the valid termination of the Merger Agreement for any reason.

Section 10. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 11. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any such excluded term, provision, covenant or restriction shall affect the rights, immunities, duties or obligations of the Rights Agent in an adverse manner, then the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

Section 12. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

Section 13. Headings. The headings of the sections of this Amendment have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BEACON ROOFING SUPPLY, INC.

By:	/s/ Christine E. Reddy
	Name:	Christine E. Reddy
	Title:	Executive Vice President, General Counsel and Corporate Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Patrick Hayes
	Name:	Patrick Hayes
	Title:	Manager, Client Management

Amendment No. 1 to Stockholder Rights Agreement

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